Exhibit 99.1

Vishay Precision Group Announces Expected Fourth Quarter Sales

MALVERN, PA, January 19, 2012, (BUSINESS WIRE) -- Vishay Precision Group, Inc. (NYSE: VPG) ("VPG or the Company"), a leading producer of precision sensors and systems based on its resistive foil technology, today announced expected fourth quarter revenues for the three months ended December 31, 2011.

The Company expects to report revenues of approximately $56.5 million, which is slightly below its previous guidance for the period. The decrease in sales volume is expected to result in a gross margin reduction. The lower revenue for the quarter is primarily the result of missed shipments due to operational capacity issues at end-of-year, as well as lower European sales compared to the previous revenue guidance.

Ziv Shoshani, CEO of VPG, commented, “We normally expect our quarterly sales to vary within our revenue guidance range. However, our Foil Technology Products segment was not able to ship approximately $2 million of customer orders due to operational capacity issues that occurred. In addition, our Weighing Modules and Control Systems segment revenue is expected to be approximately $2.5 million below our guidance. This is primarily from a decline in European sales during the latter part of the fourth quarter. Although our fourth quarter revenues are slightly below our guidance, the trailing three month book to bill ratio was 0.95, including European customers.”

About Vishay Precision Group

Vishay Precision Group produces precision sensors based on its resistive foil technology, and sensor-based systems. VPG provides vertically integrated products and solutions for multiple growing markets in the areas of current, stress, force, weight, and pressure measurements. As a spin-off from Vishay Intertechnology, the Company has a decades-long track record of innovation in foil precision resistors, current sensors, and strain gages, which serves as a foundation for its more recent expansion into strain gage instrumentation, load cells and transducers, weighing modules, and complete systems for process control and on-board weighing. Vishay Precision Group may be found on the internet at www.vishaypg.com.

Forward Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties in integrating acquired companies, the inability to realize anticipated synergies and expansion possibilities, unexpected costs or difficulties related to our recent spinoff and other unanticipated conditions adversely affecting the operation of these companies; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as labor unrest or legal challenges to our lay-off or termination plans, under utilization of production facilities in lower-labor-cost countries, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our annual report on Form 10-K for the year ended December 31, 2010. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SOURCE: Vishay Precision Group, Inc.

Contact:
Vishay Precision Group, Inc.
Michael Sheaffer, Sr. Mgr. Investor Relations
+1 484- 321-5327
Investors@VishayPG.com